Exhibit 99.1

FOR IMMEDIATE RELEASE

PAMPLONA CAPITAL MANAGEMENT COMPLETES ACQUISITION

OF PAREXEL INTERNATIONAL

BOSTON, September 29, 2017 - PAREXEL International Corporation (NASDAQ: PRXL) (“PAREXEL” or the “Company”), a leading global biopharmaceutical services company, announced that Pamplona Capital Management, LLP (“Pamplona”) completed its acquisition of PAREXEL today. Pamplona acquired all outstanding shares of PAREXEL for $88.10 per share in cash. The transaction was approved overwhelmingly by stockholders on September 15, with more than 98% of votes cast in favor. PAREXEL stock will stop trading at the close of business today. Josef von Rickenbach will continue to serve as CEO. Dr. Jeremy Gelber, Partner of Pamplona Capital Management, will serve on the board of directors.

“This acquisition will better position PAREXEL for growth and success,” said Mr. von Rickenbach. “Pamplona is an ideal partner, with deep healthcare expertise and a strong track record of investing in market-leading companies in the healthcare sector. They share our confidence in the road ahead. Working together, we will lead PAREXEL to even greater achievement.”

“We are excited that PAREXEL is joining Pamplona’s family of healthcare companies,” said Dr. Gelber. “PAREXEL has built a leadership position in the large and growing biopharmaceutical services market and has established an outstanding reputation for innovation and scientific excellence. We at Pamplona look forward to working with our PAREXEL colleagues to create significant value for the Company and its clients.”

About PAREXEL International Corporation

PAREXEL International Corporation is a leading global biopharmaceutical services company, providing a broad range of expertise-based clinical research, consulting, medical communications, and technology solutions and services to the worldwide pharmaceutical, biotechnology, and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, and reimbursement. PAREXEL Informatics provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL has offices in 85 locations in 52 countries around the world, and had approximately 18,900 employees at the end of the fourth quarter. For more information about PAREXEL International Corporation visit www.PAREXEL.com.

About Pamplona Capital Management

Pamplona Capital Management is a New York, Boston and London-based specialist investment manager established in 2005 that provides an alternative investment platform across private equity, fund of hedge funds, and single-manager hedge fund investments. Pamplona manages $12 billion in assets across a number of funds for a variety of clients including public pension funds, international wealth managers, multinational corporations, family offices, and funds of hedge funds. Pamplona invests long-term capital across the capital structure of its portfolio companies in both public and private market situations. Please see www.pamplonafunds.com for further information.

PAREXEL is a trademark of PAREXEL International Corporation or its affiliates.

CONTACTS:

For PAREXEL

Simon Harford

Senior Vice President and Chief Financial Officer

PAREXEL International

IR@PAREXEL.com

+ 1-781-434-4118

Investors:

Ronald Aldridge

Senior Director, Investor Relations

PAREXEL International

Ron.Aldridge@PAREXEL.com

+ 1-781-434-4753 or +1-781-434-8465

Media:

Mark Stephenson

Vice President, Corporate Communication

PAREXEL International

Mark.Stephenson@PAREXEL.com

+ 1-781-434-4783

For Pamplona

Ed Orlebar

Temple Bar Advisory (PR advisor to Pamplona)

Tel: +44-773-872-4630

Email: edo@templebaradvisory.com